Exhibit 10.2
APPENDIX A
ANNUAL INCENTIVE PLAN
FISCAL 2009 PERFORMANCE CRITERIA
This document sets forth the Performance Criteria established by the Board of Directors for Integrated Electrical Services’ Annual Management Incentive Plan (hereinafter “Plan”) for Fiscal 2009.
I. PERFORMANCE CRITERIA
The Board has established the following Performance Criteria for Fiscal 2009 from which Awards under this Plan shall be made pursuant to the Annual Management Incentive Plan Document:
•	Annual Operating Income
Under the Plan, Participants are assigned an incentive award target expressed as a percent of their annual base salary. Based upon performance against pre-determined Performance Criteria, participants may earn a range of incentive award payouts relative to their target. A minimum threshold performance of 90% against the pre-determined Performance Criteria target must be achieved before any incentive is payable under the Plan.
II. INCENTIVE AWARD CALUCLATIONS
A.	Corporate Support Services. Awards under the Plan for Corporate Support Services will be weighted 100% on Corporate performance and calculated based upon three factors:
1.	Corporate Performance. Achievement of the Company’s annual operating plan target for each Performance Criteria. There will be a Threshold Performance level for each Performance Criteria below which no award will be earned, and Maximum Performance level in all categories beyond which no additional award will be earned. A participant’s annual incentive award will be increased or decreased based on corporate performance against predetermined performance criteria (refer to Exhibit A).
a)	Threshold Award: The lowest award level paid, 50% of a Participant’s annual incentive target, is paid for the lowest performance level (90%) eligible for an award under the Plan.

b)	Target Award: The award to be paid for 100% attainment of the Performance Goal.

c)	Maximum Award: The Maximum award under the plan is 200% of a Participant’s annual incentive target.
2.	Individual Performance. Attainment of individual goals and objectives established for the Participant during the plan year. Two to three individual goals will be set and weighted for each Participant during the plan year. The CEO will establish individual goals and weightings for Section 16 Participants subject to review and ratification by the Committee.

The Committee may in its sole discretion make downward or upwards adjustments to Awards based on “Individual Performance” considerations. The amount of the adjustment may not be increased or decreased by an amount exceeding 50% of the proposed incentive award. Discretionary adjustments may also be made for leadership behaviors that significantly impact strategic and operational initiatives of the Company; people development, and other factors as determined by the Company. Discretionary adjustments made to Plan participants, excluding the CEO, may not result in a net increase in Plan funding. The Committee shall have sole discretion to increase or decrease the annual incentive award made to the CEO.

3.	Plan Modifiers. The final component in determining individual incentive awards under the Plan is the achievement of the Company’s annual operating cash flow target and safety performance. One-half of a Participant’s Annual incentive award will be modified based on the Company’s achievement of the annual operating cash flow target (see Exhibit B) and the remaining one-half of the Participants Annual Incentive Award will be modified based on the Company’s Safety Performance Index (“SPI”) score (refer to Exhibit C).
B.	Group Support Services. Awards under the Plan for Group Support Services will be calculated based upon the same three factors above. However, incentive awards for Group Vice Presidents and other Group Support Services shall be weighted 50% on achievement of Corporate performance and 50% on Group performance. A Group participant may earn an incentive award based on achievement of Group performance targets, Corporate performance targets, or both.
III. PAYMENT OF AWARDS
Participants will receive an annual cash incentive award paid as soon as administratively possible after the Committee determines the amount of any such bonus to be awarded under the Plan.

EXHIBIT A
THRESHOLD, TARGET & MAXIMUM AWARD LEVELS

Percent of	Percent of
Performance Goal	Target Award
Achieved	Received
90%	50.00%
91%	55.00%
92%	60.00%
93%	65.00%
94%	70.00%
95%	75.00%
96%	80.00%
97%	85.00%
98%	90.00%
99%	95.00%
100%	100.00%
101%	105.00%
102%	110.00%
103%	115.00%
104%	120.00%
105%	125.00%
106%	130.00%
107%	135.00%
108%	140.00%
109%	145.00%
110%	150.00%
111%	155.00%
112%	160.00%
113%	165.00%
114%	170.00%
115%	175.00%
116%	180.00%
117%	185.00%
118%	190.00%
119%	195.00%
120%	200.00%

EXHIBIT B
OPERATING CASH FLOW MODIFIER

Percent of Group
Cash Flow Target	Cash Flow
Achieved	Modifier
120.0% and Above	120.00%
115.0 — 119.99%	115.00%
110.0 — 114.99%	110.00%
105.0 — 109.99%	105.00%
100.0 — 104.99%	100.00%
95.0 — 99.99%	95.00%
90.0 — 94.99%	90.00%
85.0 — 85.99%	80.00%
80.0 — 84.99%	70.00%
75.0 — 79.99%	60.00%
Below 70%	0%

EXHIBIT C
SAFETY MODIFIER

Safety Performance	Safety
Index (SPI Score)	Modifier
9.00 — 10	110%
8.50 — 9.99	105%
8.00 — 8.49	100%
7.50 — 7.99	90%
7.00 — 7.49	80%
6.50 — 6.99	70%
6.00 — 6.49	60%
5.00 — 5.99	50%
4.9 and Below	0.0%